                                                                EXHIBIT 99.2


                                                  The Potomac Edison Company


MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FACTORS THAT MAY AFFECT FUTURE RESULTS

This management's discussion and analysis of financial condition and results of operations contains forecast information items that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These include statements with respect to deregulation activities and movements toward competition in states served by The Potomac Edison Company (the Company), and results of operations. All such forward-looking information is necessarily only estimated. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations.

Factors that could cause actual results to differ materially include, among other matters, electric utility restructuring, including ongoing state and federal activities; developments in the legislative and regulatory environments in which the Company operates, including regulatory proceedings affecting rates charged by the Company; environmental, legislative, and regulatory changes; future economic conditions; and other circumstances that could affect anticipated revenues and costs such as significant volatility in the market price of wholesale power and fuel for electric generation, unscheduled maintenance or repair requirements, weather, and compliance with laws and regulations.

BUSINESS STRATEGY

In July 2000, the Company plans to transfer the Maryland jurisdictional portion of its electric generation assets at net book value to Allegheny Energy Supply Company, LLC (Allegheny Energy Supply), in accordance with a settlement agreement approved by the Maryland Public Service Commission (Maryland PSC). Allegheny Energy Supply is a subsidiary of Allegheny Energy, Inc. (Allegheny Energy), the Company's Parent. See Note B to the financial statements for additional information regarding the settlement agreement. The Company expects to transfer approximately 1,300 megawatts (MW) of generating capacity as of July 1, 2000. At December 31, 1999, the generation assets to be transferred had a net book value of approximately $282 million.

A component of the deregulation plans sponsored by the Company in West Virginia and Virginia is the authority to transfer the Company's remaining electric generation assets to Allegheny Energy Supply at net book value. The Company intends to transfer its remaining generation assets subject to receiving the necessary approvals of West Virginia and Virginia deregulation plans as well as other required regulatory approvals.

The settlement agreement in Pennsylvania permitted the Company's affiliate, West Penn Power Company (West Penn), to transfer 3,778 megawatts (MW) of generating capacity at net book value to Allegheny Energy Supply in 1999. The recent settlement in Maryland will allow approximately 1,300 MW of additional generating capacity to be transferred at net book value in 2000. Allegheny Energy is seeking to transfer the remaining generating assets in Ohio, Virginia, and West Virginia to its unregulated subsidiary at book value in deregulation proceedings in these jurisdictions. The unregulated electric supply is being sold in both the wholesale and retail competitive marketplaces, allowing greater earnings growth potential, subject to market risk, while allowing Allegheny Energy to capitalize


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                                                  The Potomac Edison Company


on its strengths in the generation business.

Following the transfer of generation assets to Allegheny Energy Supply, the Company will be part of Allegheny Energy's delivery business (wires and pipes). The delivery business will remain an important part of Allegheny Energy's business which Allegheny Energy plans to expand.


SIGNIFICANT EVENTS IN 1999, 1998, AND 1997

Maryland Deregulation

On September 23, 1999, a settlement agreement between the Company, the Staff of the Maryland PSC, and other parties working to implement customer choice and deregulation of electric generation for the Company in Maryland was filed with the Maryland PSC. On December 23, 1999, the Maryland PSC approved the settlement agreement, which provides nearly all of the Company's 211,000 Maryland customers with the ability to choose an electric generation supplier starting July 1, 2000.

As a result of the Maryland settlement agreement, the Company discontinued the application of the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," for the electric generation portion of its Maryland operations and has adopted SFAS No. 101, "Accounting for the Discontinuation of Application of FASB Statement No. 71." Accordingly, the Company recorded an extraordinary charge of $26.9 million ($17.0 million after taxes) during the fourth quarter of 1999. This write-off reflects the impairment of certain electric generation assets as determined by applying SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the write-off of the Maryland portion of generation-related net regulatory assets. See Notes B and C to the financial statements for details of the settlement agreement and the effect on the Company.

PURPA Power Project Termination

In 1999, the Company settled for $2.7 million litigation by a developer alleging failure by the Company to comply with the Public Utility Regulatory Policies Act of 1978 (PURPA) regulations.

Electric Industry Restructuring
See Electric Energy Competition on page 10 for more information regarding electric industry restructuring activities.

Recapitalization

On September 30, 1999, the Company called $16.4 million of preferred stock. The Company also plans to revise its Articles of Incorporation to provide greater financial flexibility.

                                                  The Potomac Edison Company

REVIEW OF OPERATIONS

Earnings Summary
                                                           Earnings
(Millions of Dollars)                              1999     1998     1997

Operations...................................      $100.6   $101.5  $95.8
Extraordinary charge, net (Notes B and C
  to the financial statements)...............       (17.0)

Net Income...................................      $ 83.6   $101.5  $95.8

The decrease in 1999 earnings from operations, before the extraordinary charge, resulted from increased operation and maintenance (O&M) expenses and lower other income, net. Included as part of other operation expenses is a $5.3 million write-off of a pumped-storage generation project no longer considered useful. The decrease in earnings was offset in part by increased kilowatt-hour
(kWh) sales to retail customers, tax benefits related to plant removal costs and to the Company's share of tax savings in consolidation related to its parent, Allegheny Energy, and reduced interest expenses. The extraordinary charge in 1999 resulted from the Maryland electric utility restructuring order as discussed in Notes B and C to the financial statements.

The increase in 1998 earnings from operations resulted from increased sales to retail customers and from reduced power station O&M spending.

Sales and Revenues

Percentage changes in revenues and kWh sales in 1999 and 1998 by major retail customer classes were:
                                    1999 vs. 1998          1998 vs. 1997
                                  Revenues      kWh      Revenues      kWh

Residential...................      6.9%        5.5%       3.1%      2.6%
Commercial....................      7.3         6.8        5.9       7.2
Industrial....................      2.7        (1.4)       4.3       5.9
  Total.......................      5.7%        2.6%       4.1%      5.0%

The changes in residential kWh sales, which are more weather sensitive than the other classes, were due primarily to changes in customer usage because of weather conditions and growth in the number of customers. The growth in the number of residential customers was 2.1% and 1.9% in 1999 and 1998, respectively.

Commercial kWh sales are also affected by weather, but to a lesser extent than residential. The increase in commercial kWh sales of 6.8% and 7.2% in 1999 and 1998, respectively, reflects increased usage due to weather and commercial activity as well as growth in the number of customers. The growth in the number of commercial customers was 2.5% and 2.4% in 1999 and 1998, respectively.

The decrease in industrial kWh sales in 1999 results primarily from decreased sales to primary metals industry customers. The increase in 1998 reflects increased sales to paper and printing customers and to the Eastalco aluminum reduction plant.

On August 7, 1998, the Virginia State Corporation Commission
(Virginia SCC) approved an agreement reached between the Company and the staff of the Virginia SCC which reduced base rates for Virginia customers beginning September 1, 1998,

                                                  The Potomac Edison Company


by about $2.5 million annually. The review of rates was required by an annual information filing in Virginia.

On February 25, 1999, the Virginia SCC approved the Company's rate reduction request, which decreased the fuel portion of Virginia customers' bills by approximately 7.6% (a decrease in annual fuel revenue of about $2.2 million). The decrease is primarily due to refunding a prior overrecovery of fuel costs, coupled with a small decrease in projected energy costs. The new rates were effective with bills rendered on or after March 9, 1999.

On May 21, 1999, the Virginia SCC approved an agreement between the Company and the staff of the Virginia SCC which reduced base rates for Virginia customers effective June 1, 1999, by about $3 million annually. The review of rates is required by an annual information filing in Virginia.

On February 26, 1999, the Public Service Commission of West Virginia (W.Va. PSC) entered an order to initiate a fuel review proceeding to establish a fuel increment in rates for the Company and its affiliate, Monongahela Power Company, to be effective July 1, 1999, through June 30, 2000. The parties have exchanged proposals which continue to be discussed. If an agreement is not reached, the proposed fuel rates which would decrease the Company's fuel rates by $8.0 million will become effective March 15, 2000.

On November 8, 1999, the Company filed with the Maryland PSC a request to decrease the fuel portion of Maryland customers' bills by about $6.4 million annually. The requested decrease is primarily due to greater efficiencies, lower fuel costs, and increased nonaffiliated generation and transmission sales. The new fuel rates were effective with bills rendered on or after December 7, 1999, subject to refund, based on the outcome of proceedings before the Maryland PSC.

On October 27, 1998, the Maryland PSC approved a settlement agreement for the Company. Under the terms of that agreement, the Company increased its rates $13 million in 1999, will increase its rates an additional $13 million in 2000, and an additional increase of $13 million will go into effect in 2001 (a $79 million total revenue increase during 1999 through 2001). The increases are designed to recover additional costs of about $131 million over the 1999 through 2001 period for capacity purchases from the AES Warrior Run cogeneration project, net of alleged over-earnings of $52 million for the same period. The net effect of these changes over the 1999 through 2001 time frame results in a pre-tax income reduction of $12 million in 1999, $21 million in 2000, and $19 million in 2001. Also, the Company will share, on a 50% customer, 50% shareholder basis, earnings above a return on equity of 11.4% in Maryland for 1999 and 2000. This sharing will occur through an annual true-up. The Company's 1999 revenues reflect an estimated obligation for shared earnings above an 11.4% return on equity.

Changes in revenues from retail customers resulted from the following:

                                             Changes from Prior Year
(Millions of Dollars)                    1999 vs. 1998   1998 vs. 1997

Fuel clauses.............................    $ 5.7           $10.9
All other................................     32.6            15.4
  Net change in retail revenues..........    $38.3           $26.3


Revenues reflect not only changes in kWh sales and base rate changes, but also any changes in revenues from fuel and energy cost adjustment clauses (fuel clauses)

                                                  The Potomac Edison Company


which are still applicable in the Company's jurisdictions. Effective July 1, 2000, the Company's Maryland jurisdiction will cease to have a fuel clause under the terms of the September 23, 1999, settlement agreement. Changes in fuel revenues in jurisdictions for which a fuel clause continues to exist have no effect on net income because increases and decreases in fuel and purchased power costs and sales of transmission services and bulk power are passed on to customers by adjustment of customers' bills through fuel clauses. Effective July 1, 2000, the Company will assume the risks and benefits of changes in fuel and purchased power costs and sales of transmission services and bulk power in its Maryland jurisdiction. The Company expects that the fuel clause rates in Virginia and West Virginia will cease as these states implement customer choice. The Company will then assume the risks and benefits of changes in fuel and purchased power costs and sales of transmission services and bulk power.

All other is the net effect of kWh sales changes due to changes in customer usage (primarily weather for residential customers), growth in the number of customers, and changes in pricing other than changes in general tariff and fuel clause rates. The increase in 1999 in all other retail revenues was primarily due to increased kWh sales as customer usage increased as a result of weather conditions and to customer growth. The increase in 1998 all other retail revenues was primarily the result of increased customer usage and growth in the number of customers.

Wholesale and other revenues were as follows:

(Millions of Dollars)                          1999       1998      1997

Wholesale customers.......................     $21.5      $23.5    $26.6
Affiliated companies......................      11.4        9.4      9.7
Street lighting and other.................       4.7        5.5      2.6
Deferred revenues.........................     (19.9)
  Total wholesale and other revenues......     $17.7      $38.4    $38.9


Wholesale customers are cooperatives and municipalities that own their distribution systems and buy all or part of their bulk power needs from the Company under Federal Energy Regulatory Commission
(FERC) regulation. Competition in the wholesale market for electricity was initiated by the national Energy Policy Act of 1992, which permits wholesale generators, utility-owned and otherwise, and wholesale customers to request from owners of bulk power transmission facilities a commitment to supply transmission services. The decrease in wholesale revenues in 1999 was due primarily to renegotiated contracts with some wholesale customers. The decrease in wholesale revenues in 1998 was primarily due to the mild 1998 winter weather.

Revenues from affiliated companies represent sales of energy and intercompany allocations of generating capacity, generation spinning reserves, and transmission services pursuant to a power supply agreement among the Company and the other regulated utility subsidiaries of Allegheny Energy. Revenues from affiliated companies increased $2.0 million in 1999 due primarily to increased transmission revenues from affiliates.

The increase in street lighting and other revenues in 1998 was primarily due to the recording in 1998 of additional pole attachment revenues.

Deferred revenues of $19.9 million in 1999 result from settlement agreements approved by the Maryland PSC.

                                                  The Potomac Edison Company


Bulk power transactions include sales of bulk power and transmission and other energy services to power marketers and other utilities.
Bulk power and transmission and other energy services sales for 1999, 1998, and 1997 were as follows:


                                                 1999        1998        1997
kWh Transactions (in billions):
  Bulk power................................      .2          .4          .4
  Transmission and other energy services
    to nonaffiliated companies..............     2.8         2.5         4.0
      Total.................................     3.0         2.9         4.4


Revenues (in millions):
  Bulk power................................   $ 8.4       $11.7       $10.0
  Transmission and other energy services
    to nonaffiliated companies..............    16.2        14.7        13.6
      Total.................................   $24.6       $26.4       $23.6


Revenues from bulk power transactions decreased in 1999 due to decreased sales to power marketers and other utilities. The 1998 increase in revenues from bulk power was due to increased sales that occurred primarily in the second quarter as a result of warm weather which increased the demand and price for energy.

In 1999, revenues from transmission and other energy services increased primarily due to increased megawatt-hours (MWh) transmitted. Revenues from transmission and other energy services in 1998 increased, despite decreased transmission services activity. The increase in 1998 revenues was due to transmission services reservation charges paid to the Company by others for the right to transmit energy. Transmission services activity was affected as a result of some of the reservations to transmit energy not being used. In 1998, revenues from transmission and other energy services were affected by a revenue refund resulting from a reduction in the Company's standard transmission rate and rates for ancillary services which were approved by the FERC. A provision of $2.2 million for these rate reductions was recorded in 1998, with revenues refunded to customers in the first quarter of 1999.

In June and July 1999 and June and July 1998, certain events combined to produce significant volatility in the spot prices for electricity at the wholesale level. These events included extremely hot weather, generation unit outages, and transmission constraints. Wholesale prices for electricity rose from a normal range of $25 to $40 per MWh to as high as $3,500 to $7,000 per MWh. The costs of purchased power and revenues from sales to power marketers and other utilities, including transmission services, are currently recovered from or credited to customers under fuel and energy cost recovery procedures. The impact to the fuel and energy cost recovery clauses may be positive or negative depending on whether the Company is a net buyer or seller of electricity during such periods and the open commitments which exist at such times. The impact of such price volatility in 1999 and 1998 was insignificant to the Company because changes are passed to customers through operation of fuel clauses. However, effective July 1, 2000, the fuel clause will be discontinued in Maryland which may cause an increase in the volatility of earnings for the Company.

The Company expects that the fuel clause rates in Virginia and West Virginia will cease as these states implement customer choice. The Company will then assume the risks and benefits of changes in fuel and purchased power costs and sales of transmission services and bulk power.

                                                  The Potomac Edison Company



Operating Expenses

Fuel expenses decreased 3.4% in 1999 due to a 6.0% decrease in average fuel prices offset in part by a 2.6% increase related to kWhs generated to meet retail customer requirements and increased sales to affiliates. The decrease in average fuel prices was due to renegotiated fuel contracts. In 1998 fuel expenses increased 2.1% due to increased kWhs generated. The 1998 increase in kWhs generated was primarily the result of increased bulk power sales to power marketers and other utilities and also due to increased sales to retail customers.

Purchased power and exchanges, net, represents power purchases from and exchanges with other companies, capacity charges paid to Allegheny Generating Company (AGC), purchases from qualified facilities under the PURPA, and other transactions with affiliates made pursuant to a power supply agreement whereby each company uses the most economical generation available in the System at any given time, and consists of the following items:

(Millions of Dollars)                            1999       1998       1997

Nonaffiliated transactions:
  Purchased power:
    Other..................................     $15.7      $ 15.2    $ 13.2
    From PURPA generation..................       1.5
  Power exchanges, net.....................      (2.6)        (.1)
Affiliated transactions:
  AGC capacity charges.....................      19.8        23.8      25.5
  Other affiliated capacity charges........      39.0        42.9      50.8
  Energy and spinning reserve charges......      53.6        56.5      50.7
    Purchased power and exchanges, net.....    $127.0      $138.3    $140.2


The increases in other purchased power in 1999 and 1998 resulted primarily from increased kWh purchases to supply retail customers. An increase in price caused by volatility in the spot prices for electricity at the wholesale level in the second and third quarters of 1998 also contributed to the 1998 increase.

The AES Warrior Run PURPA cogeneration project in the Company's Maryland service territory will increase the cost of power purchases by about $60 million annually. Commencement of operation was scheduled for October 1999. Pre-commencement testing is not completed. Although AES Warrior Run has until October 1, 2000, to complete pre-commencement testing, it is anticipated that it will be in commercial operation in the first quarter of 2000. The Maryland PSC has approved the Company's full recovery of the AES Warrior Run purchased power costs as part of the September 23, 1999, settlement agreement. See Sales and Revenues starting on page 3 for more information on the settlement agreement.

On January 1, 1999, an amendment to the Company and its affiliates' power supply agreement became effective. The amendment sets the generation demand for each owner proportional to its ownership in AGC. Previously, demand for each shared owner of AGC fluctuated due to customer usage. The decrease in AGC capacity charges in 1999 was primarily due to this change. Energy and spinning reserve charges decreased in 1999 due to decreased kWh purchases from affiliates.

The increase in other operation expenses in 1999 of $13.5 million resulted primarily from increased expenses due to a write-off of $5.3 million of costs related to a pumped-storage generation project no longer considered useful, $2.7

                                                  The Potomac Edison Company


million of costs associated with settling litigation concerning a PURPA project, increases in salaries and wages of $1.9 million, and increased provisions for uninsured claims of $1.4 million. The increase in other operation expenses of $2.9 million in 1998 resulted primarily from increased expenses related to competition in Maryland of $1.6 million.

The increase in maintenance expenses in 1999 of $5.1 million was due to a $2.8 million increase in power station maintenance, a $1.4 million increase in transmission and distribution maintenance, and a $.9 million increase in general plant maintenance which includes renovations of office facilities. The decrease in maintenance expenses in 1998 was due primarily to a management program to postpone such expenses for the year in response to limited sales growth in the first quarter due to the warm winter weather. The Company postponed these expenses primarily by extending the time between maintenance outages and experienced no measurable effect on system performance.

Maintenance expenses represent costs incurred to maintain the power stations, the transmission and distribution (T&D) system and general plant, and to reflect routine maintenance of equipment and rights-of-way, as well as planned major repairs and unplanned expenditures, primarily from forced outages at the power stations and periodic storm damage on the T&D system. Variations in maintenance expense result primarily from unplanned events and planned major projects, which vary in timing and magnitude depending upon the length of time equipment has been in service without a major overhaul and the amount of work found necessary when the equipment is dismantled.

Depreciation expense increases resulted from increased investment.

The increase in taxes other than income taxes of $1.4 million in 1999 was due to an increase in the assessment of property in Maryland. The increase in taxes other than income taxes of $2 million in 1998 was primarily due to an increase in gross receipts taxes resulting from greater revenues from retail customers and increased property taxes.

The 1999 decrease in federal and state income taxes was due primarily to decreased taxable income, tax benefits related to plant removal costs for which deferred taxes were not provided, and to the Company's share of tax savings in consolidation related to its parent, Allegheny Energy. The 1998 increase in federal and state income taxes was primarily due to increased taxable income. Note D to the financial statements provides a further analysis of income tax expenses.

Other Income and Deductions

The decrease in allowance for other than borrowed funds used during construction of $1.1 million in 1998 was due to property placed in service.

The decrease in other income, net of $1.5 million in 1999 was due primarily to the discontinuance of a demand side management program. The decrease in other income, net, of $4.7 million in 1998 was primarily due to a 1997 interest refund on a tax-related contract settlement ($2.5 million, after taxes) received by AGC, which is partly owned by the Company.

Interest Charges

The decrease in interest on long-term debt in 1999 of $3.1 million and in 1998 of
$1.6 million resulted from reduced average long-term debt outstanding and, in 1998, also lower interest rates. Other interest expense reflects changes in the

                                                  The Potomac Edison Company


levels of short-term debt maintained by the Company throughout the year, as well as the associated interest rates.

Extraordinary Item

The extraordinary charge in 1999 of $26.9 million ($17.0 million after taxes) was required to reflect a write-off of certain disallowances in the Maryland PSC's December 1999 order. See Notes B and C to the financial statements for additional information.

FINANCIAL CONDITION, REQUIREMENTS, AND RESOURCES

Liquidity and Capital Requirements

To meet cash needs for operating expenses, the payment of interest and dividends, retirement of debt and certain preferred stocks, and for its construction program, the Company has used internally generated funds and external financings, such as the sale of common and preferred stock, debt instruments, installment loans, and lease arrangements. The timing and amount of external financings depend primarily upon economic and financial market conditions, the Company's cash needs, and capitalization ratio objectives. The availability and cost of external financings depend upon the financial health of the companies seeking those funds and market conditions.

Construction expenditures in 1999 were $92 million and, for 2000 and 2001, are estimated at $88 million and $72 million, respectively. The 2000 and 2001 estimated expenditures include $31 million and $40 million, respectively, for construction of environmental control technology. It is the Company's goal to constrain future construction spending to the approximate level of depreciation currently in rates. As described under Environmental Issues starting on page 13, the Company could potentially face significant mandated increases in construction expenditures and operating costs related to environmental issues. Whether the Company can continue to meet the majority of its construction needs with internally generated cash is largely dependent upon the outcome of these issues. The Company also has additional capital requirements for debt maturities (see Note I to the financial statements). The Company anticipates issuing new debt to replace the $75 million of long-term debt maturing in 2000.

Internal Cash Flow

Internal generation of cash, consisting of cash flows from operations reduced by dividends, was $58 million in 1999, compared with $187 million in 1998. The decrease in 1999 cash flows resulted primarily from an increase in the level of common stock dividends payable to its Parent, Allegheny Energy, Inc. Current rate levels permitted the Company to finance 64% of its construction expenditures in 1999 and all of its construction expenditures in 1998 with internal cash flow.


Financing

Short-term debt is used to meet temporary cash needs. The Company had no short-term debt outstanding at December 31, 1999 or December 31, 1998. At December 31, 1999, the Company had Securities and Exchange Commission (SEC) authorization to issue up to $130 million of short-term debt. The Company and its regulated affiliates use an Allegheny Energy internal money pool as a facility to accommodate intercompany short-term borrowing needs, to the extent that certain of the companies have funds available. The Company anticipates meeting its 2000 cash

                                                   The Potomac Edison Company


needs through internal cash generation, cash on hand, short-term borrowings as necessary, and by issuing debt to refinance maturing first mortgage bonds.

The Company called all outstanding shares of its cumulative preferred stock with a combined par value of $16.4 million plus redemption premiums of $.5 million on September 30, 1999, with funds on hand. The redemptions of the preferred stock will allow the Company to revise its Articles of Incorporation, providing greater financial flexibility in restructuring debt.

In April 1999, the Company issued $9.3 million of 5.5% 30-year pollution control revenue notes to Pleasants County, West Virginia.

The Company's long-term debt due within one year at December 31, 1999 was $75 million of 5-7/8% first mortgage bonds due March 1, 2000.


SIGNIFICANT CONTINUING ISSUES

Electric Energy Competition

The electricity supply segment of the electric utility industry in the United States is becoming increasingly competitive. The national Energy Policy Act of 1992 deregulated the wholesale exchange of power within the electric industry by permitting the FERC to compel electric utilities to allow third parties to sell electricity to wholesale customers over their transmission systems. Since 1992, the wholesale electricity market has become more competitive as companies are engaging in nationwide power trading. In addition, an increasing number of states have taken active steps toward allowing retail customers the right to choose their electricity supplier. The Company and its parent, Allegheny Energy have been advocates of federal legislation to create competition in the retail electricity markets to avoid regional dislocations and ensure level playing fields. Legislation before the U.S. Congress to restructure the nation's electric utility industry cleared an important hurdle on October 28, 1999, when a House Commerce Committee subcommittee gave its approval to a bill. The bill will now move on to the full Commerce Committee where it will be considered in 2000.

In the absence of federal legislation, state-by-state implementation of deregulation of electric generation is under way. The Company has franchised customers in Maryland, Virginia, and West Virginia. The five states in which the Company and its affiliates serve customers are at various stages of implementation or investigation of programs that allow customers to choose their electric supplier. Pennsylvania is furthest along with a retail program in place, while Maryland, Ohio, and Virginia passed legislation in 1999 to implement retail choice. West Virginia continues to actively study this issue. On December 23, 1999, the Maryland PSC approved a settlement agreement for the Company to implement generation competition in Maryland.

At this time, the Company cannot determine the effect of deregulation plans that may be approved in West Virginia and Virginia. However, the approval of deregulation plans could have a material impact on the Company regarding potential impairment of electric generation assets and the Company's ability to recover generation-related regulatory assets.

Activities at the Federal Level

The Company continues to seek enactment of federal legislation to bring choice to all retail electric customers, deregulate the generation and sale of electricity

                                                  The Potomac Edison Company


on a national level, and create a more liquid, free market for electric power. Fully meeting challenges in the emerging competitive environment will be difficult for the Company unless certain outmoded and anti-competitive laws, specifically the Public Utility Holding Company Act of 1935 (PUHCA) and Section 210 (Mandatory Purchase Provisions) of PURPA, are repealed or significantly revised. The Company continues to advocate the repeal of PUHCA and Section 210 of PURPA on the grounds that they are obsolete and anti-competitive and that PURPA results in utility customers paying above-market prices for power. H.R. 2944, which was sponsored by U.S. Representative Joe Barton, was favorably reported out of the House Commerce Subcommittee on Energy and Power. While the bill does not mandate a date certain for customer choice, several key provisions favored by the Company are included in the legislation, including an amendment that allows existing state restructuring plans and agreements to remain in effect. Other provisions address important Company priorities by repealing the PUHCA and the mandatory purchase provisions of the PURPA. Consensus remains elusive with significant hurdles remaining in both houses of Congress. It is too early to tell whether momentum on the issue will result in legislation in 2000.

Maryland Activities

On April 8, 1999, Maryland Governor Glendening signed the legislation that will bring competition to Maryland's electric generation market beginning July 1, 2000. The Maryland PSC is in the process of implementing the new law. Final Electric Restructuring Roundtable reports were filed with the Maryland PSC on May 3, 1999, and legislative-style hearings were held last summer on the reports. The Company filed testimony in Maryland's investigation into transition costs, price protection, and unbundled rates, and a consensus settlement agreement was achieved with no protest by any of the parties participating in the negotiations. The agreement was filed on September 23, 1999, and a hearing before the Commission was held on October 14, 1999. On December 23, 1999, the Maryland PSC issued an order approving the settlement. The Company filed an application on December 15, 1999, to transfer its Maryland generation assets at book value to an affiliate under Section 7-508 of the Electric Customer Choice and Competition Act of 1999. A Maryland PSC decision approving the transfer of the generating assets is due by July 1, 2000.

Virginia Activities

On March 25, 1999, Governor Gilmore signed the Virginia Electric Utility Restructuring Act (Restructuring Act) passed by the Virginia General Assembly. All utilities must submit a restructuring plan by January 1, 2001, to be effective on January 1, 2002. Customer choice will be phased in beginning on January 1, 2002, with full customer choice by January 1, 2004. The Legislative Transition Task Force on Electric Utility Restructuring, which was established by the Restructuring Act to oversee the implementation of customer choice, held hearings in the summer and fall of 1999 on a number of issues concerning the implementation of retail competition in Virginia. Parties have also been working with the Virginia SCC Staff to develop the rules governing the proposed retail pilot programs of other utilities in the state.

West Virginia Activities

In March 1998, legislation was passed by the West Virginia
Legislature that directed the W.Va. PSC to meet with all interested parties to develop a restructuring plan which would meet the dictates and goals of the legislation. Interested parties formed a Task Force that met during 1998, but the Task Force


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                                                  The Potomac Edison Company


was unable to reach a consensus on a model for restructuring. The W.Va. PSC held hearings in August 1999 that addressed certification, licensing, bonding, reliability, universal service, consumer protection, code of conduct, subsidies, and stranded costs. The W.Va. PSC on December 20, 1999 released for comment and hearings a modified version of a proposal submitted by members of the Task Force, including the Company and its affiliate, Monongahela Power, following the August 1999 hearings that could open full retail competition as early as January 1, 2001. The production of power would be deregulated and electricity rates would be frozen for four years with rates gradually transitioning to market rates over the six years thereafter. After hearings in January 2000, the W.Va. PSC submitted a restructuring plan endorsed by members of the Task Force, including the Company and Monongahela Power, to the Legislature for approval.

The status of electric energy competition in Ohio and Pennsylvania in which affiliates of the Company serve are as follows:

Ohio Activities

On June 22, 1999, the Ohio General Assembly passed legislation to restructure its electric utility industry. The Governor of Ohio added his signature soon thereafter, and all of the state's customers will be able to choose their electricity supplier starting January 1, 2001, beginning a five-year transition to market rates. Total electric rates will be frozen over that period, and residential customers are guaranteed a 5% cut in the generation portion of their rate. The determination of stranded cost recovery will be handled by the Public Utilities Commission of Ohio (Ohio
PUC). On January 3, 2000, the Company's affiliate, Monongahela Power filed a transition plan with the Ohio PUC, including its claim for recovery of stranded costs of $21.3 million. The Ohio PUC is expected to hold hearings on Monongahela Power's transition plan filing and issue a decision by October 2000.

The Ohio legislation stipulates that an entity independent of the utilities shall own or control transmission facilities after the start of competitive retail electric service on January 2001, but not later than December 31, 2003. Customer protections were kept intact with a low-income assistance plan and a one-time forgiveness of past debts for low-income and handicapped customers. In regard to renewable energy, the bill requires that electric generators purchase excess electricity from small businesses and homes using renewable energy sources.

Pennsylvania Activities

In December 1996, Pennsylvania enacted the Electricity Generation Customer Choice and Competition Act to restructure the electric industry to create retail access to a competitive electric energy supply market. On May 29, 1998 (as amended on November 19, 1998), the Pennsylvania Public Utility Commission granted final approval to West Penn's restructuring plan. As of January 2, 2000, all electricity customers in Pennsylvania had the right to choose their electric suppliers. Two-thirds of all retail customers had a choice throughout 1999, the first year of retail choice following a pilot program. The number of customers who have switched suppliers and the amount of electrical load transferred in Pennsylvania far exceed that in any other state so far. However, for West Penn, only about 12,700 of its Pennsylvania customers eligible to shop in 1999 have chosen an alternate energy supplier. West Penn has retained about 98% of its Pennsylvania customers through December 31, 1999. More than 100 electric generation suppliers have been licensed to sell to retail customers in Pennsylvania.


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                                                  The Potomac Edison Company


Accounting for the Effects of Price Deregulation

In July 1997, the Emerging Issues Task Force (EITF) of the FASB released Issue No. 97-4, "Deregulation of the Pricing of Electricity
- Issues Related to the Application of FASB Statement Nos. 71 and 101," which concluded that utilities should discontinue application of SFAS No. 71 for the generation portion of their business when a deregulation plan is in place and its terms are known. In accordance with guidance of EITF Issue No. 97-4, the Company has discontinued the application of SFAS No. 71 to its electric generation business in Maryland. See Note C to the financial statements for information regarding the impact of the Maryland deregulation plan on the 1999 financial statements. The legislation passed in Virginia established a definitive process for transition to deregulation and market-based pricing for electric generation. However, the deregulation plans and their terms in Virginia will not be known until relevant regulatory proceedings are complete and final orders are received. The Company is unable to predict the effect of discontinuing SFAS No. 71 in Virginia, but it may be required to write off unrecoverable regulatory assets, impaired assets, and uneconomic commitments. Also the Company is unable to predict the outcome of the deregulation process in West Virginia until further actions are taken by the Legislature and the W.Va PSC.

Environmental Issues

In the normal course of business, the Company is subject to various contingencies and uncertainties relating to its operations and construction programs, including legal actions and regulations and uncertainties related to environmental matters.

The significant costs of complying with Title IV (acid rain) provisions of Phase I of the Clean Air Act Amendments of 1990 (CAAA) have been incurred and are included in the cost of the related generation facilities. The Company estimates that its banked emission allowances will allow it to comply with Phase II sulfur dioxide (SO2) limits through 2005. Studies to evaluate cost-effective options to comply with Phase II limits beyond 2005, including those available in connection with the emission allowance trading market, are continuing.

Title I of the CAAA established an Ozone Transport Commission to ascertain additional nitrogen oxides (NOx) reductions to allow the Ozone Transport Region (OTR) to meet the ozone National Ambient Air Quality Standards (NAAQS). Under terms of a Memorandum of Understanding (MOU) among the OTR states, the Company's generating stations located in Maryland and Pennsylvania were required to reduce NOx emissions by approximately 55% from the 1990 baseline emissions, with a compliance date of May 1999.
Further reductions of 75% from the 1990 baseline may be required by May 2003 under Phase III of the MOU. However, this reduction will most likely be superceded by the proposed NOx State Implementation Plan (SIP) call rule discussed below. If reductions of 75% are required, installation of post-combustion control technologies would be very expensive. Pennsylvania and Maryland promulgated regulations to implement Phase II of the MOU in November 1997 and May 1998, respectively. However, as a result of litigation, the Maryland regulation was revised to postpone compliance to May 2000.

The Ozone Transport Assessment Group issued its final report in June 1997 and recommended that the Environmental Protection Agency (EPA) consider a range of NOx controls between existing CAAA Title IV controls and the less stringent of 85% reduction from the 1990 emission rate or 0.15 lb/mmBtu. The EPA initiated the regulatory process to adopt the recommendations and issued its final NOx SIP call rule on September 24, 1998. The EPA's SIP call rule finds that 22 eastern


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                                                  The Potomac Edison Company


states (including Maryland, Pennsylvania, and West Virginia) and the District of Columbia are all contributing significantly to ozone nonattainment in downwind states. The final rule declares that this downwind nonattainment will be eliminated (or sufficiently mitigated) if the upwind states reduce their NOx emissions by an amount that is precisely set by the EPA on a state-by-state basis. The final SIP call rule requires that all state-adopted NOx reduction measures must be incorporated into SIPs by September 24, 1999, and must be implemented by May 1, 2003. The Company's compliance with these requirements would require the installation of post-combustion control technologies on most, if not all, of its power stations. The Company continues to work with other coal-burning utilities and other affected constituencies in coal-producing states to challenge this EPA action. While the SIP call is being litigated, the Company is making preliminary plans to comply by applying NOx reduction facilities to existing units at various power stations.

In August 1997, eight northeastern states filed Section 126 petitions with the EPA requesting the immediate imposition of up to an 85% NOx reduction from utilities located in the Midwest and Southeast (West Virginia included). The petitions claim NOx emissions from these upwind sources are preventing their attainment with the ozone standard. In December 1997, the petitioning states and the EPA signed a Memorandum of Agreement to address these petitions in conjunction with the related SIP call. In May 1999, the EPA issued a technical approval of the petition and in December 1999, granted final approval of four of the petitions. The Section 126 petition rulemaking is also under litigation.

The EPA is required by law to regularly review the NAAQS for criteria pollutants. Recent court orders in litigation by the American Lung Association have expedited these reviews. The EPA in 1996 decided not to revise the SO2 and NOx standards. Revisions to particulate matter and ozone standards were proposed by the EPA in 1996 and finalized in July 1997. However, the revised standards were legally challenged, and, in May 1999, the District of Columbia Circuit Court of Appeals remanded the revised standards back to the EPA for further consideration. Also, in May 1999, the EPA promulgated final regional haze regulations to improve visibility in Class I federal areas (national parks and wilderness areas). If eventually upheld in court, subsequent state regulations could require additional reduction of SO2 and/or NOx emissions from Company facilities. The effect on the Company of revision to any of these standards or regulations is unknown at this time, but could be substantial.

The final outcome of the revised ambient standards, Phase III of the MOU, SIP call rule, and Section 126 petitions cannot be determined at this time. All are being challenged by rulemaking, petition, and/or the litigation process. Implementation dates are also uncertain at this time, but could be as early as 2003, which would require substantial capital expenditures in the 2000 through 2003 period. The Company's construction forecast includes the expenditure of $103 million of capital costs during the 2000 through 2003 period to comply with the SIP call. In addition, $3 million was spent in 1999.

Global climate change is alleged to be the result of the atmospheric accumulation of certain gases collectively referred to as greenhouse gases (GHG), the most significant of which is carbon dioxide (CO2). Human activities, particularly combustion of fossil fuels, are alleged to be responsible for this accumulation of GHG. The Clinton Administration has signed an international treaty called the Kyoto Protocol, which will require the United States to reduce emissions of GHG by 7% from 1990 levels in the 2008 through 2012 time period. The United States Senate must ratify the Kyoto Protocol before it enters into force. The Senate passed a resolution in 1997 that placed two conditions on entering into any

                                                  The Potomac Edison Company


international climate change treaty. First, any treaty must include all nations, and, second, any treaty must not cause serious harm to the United States' economy. The Kyoto Protocol does not appear to satisfy either of these conditions, and, therefore, the Clinton Administration has withheld it from consideration by the Senate. Because coal combustion in power plants produces about 33% of the United States' CO2 emissions, implementation of the Kyoto Protocol would raise considerable uncertainty about the future viability of coal as a fuel source for new and existing power plants. The Company has taken numerous voluntary, precautionary steps to address the issue of global climate change.

Many uncertainties remain in the global climate change debate, including the relative contributions of human activities and natural processes, the extremely high potential costs of extensive mitigation efforts, and the significant economic and social disruptions which may result from a large-scale reduction in the use of fossil fuels. The Company will continue to explore cost-effective opportunities to improve efficiency and performance.

The Company actively participates in climate-related research programs and is responsive to the voluntary guidelines suggested in the national Energy Policy Act of 1992, under Section 1605(b), directed toward reducing, controlling, avoiding, and sequestering greenhouse gases. The Company has taken many concrete steps to reduce greenhouse gases and help stimulate a business climate that encourages improved efficiency, performance, electrical loss reductions, and cost-effectiveness.

The Company previously reported that the EPA had identified the Company and its regulated utility affiliates as potentially responsible parties, along with approximately 175 others, in a Superfund site subject to cleanup. A final determination has not been made for the Company's share of the remediation costs based on the amount of materials sent to the site. The Company and its regulated affiliates have also been named as defendants along with multiple other defendants in pending asbestos cases involving one or more plaintiffs. The Company believes that provisions for liability and insurance recoveries are such that final resolution of these claims will not have a material effect on its financial position (See Note L to the financial statements for additional information).

On Earth Day 1997, President Clinton announced the expansion of the federal Emergency Planning and Community Right-to-Know Act (RTK) reporting to include electric utilities, limited to facilities that combust coal and/or oil for the purpose of generating power for distribution in commerce. The purpose of RTK is to provide site-specific information on chemical releases to the air, land, and water. On June 4, 1999, the Allegheny Energy companies (the System) joined with other members of the Edison Electric Institute in reporting power station releases to the public. Packets of information about the System's releases were provided to the news media in the System's service area and posted on the Parent Company's web site. The System filed its first RTK-related report with the EPA in advance of the July 1, 1999, deadline, reporting 18 million pounds of total releases for calendar year 1998.

The Attorney General of the State of New York and the Attorney General of the State of Connecticut in their letters dated September 15, 1999, and November 3, 1999, respectively, notified Allegheny Energy of their intent to commence civil actions against Allegheny Energy and/or its subsidiaries alleging violations at the Fort Martin Power Station under the federal Clean Air Act, which requires existing power plants that make major modifications to comply with the same emission standards applicable to new power plants. Similar actions may be commenced by other governmental authorities in the future. Fort Martin is a

                                                  The Potomac Edison Company


station located in West Virginia and is now jointly owned by the Company and its affiliates, Allegheny Energy Supply, and Monongahela Power. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York in his letter indicated that he may assert claims under the State common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of Fort Martin Power Station. At this time, Allegheny Energy and its subsidiaries are not able to determine what effect, if any, these actions threatened by the Attorneys General of New York and Connecticut may have on them.

Regional Transmission Organization

In adopting its Rule 2000, the FERC defined requirements for transmission facility owners to participate in some form of Regional Transmission Organization. Additionally, the state jurisdictions within which the Company operates have, to different degrees, started to define their transition to a competitive marketplace. As part of this, they have identified transmission as a key link to making the electricity market efficient. The nature of this issue is at least regional in scope. As a result, any solution will need to be one that satisfies a diverse group of stakeholders. The Company has actively participated in this debate and continues to evaluate the available options to provide its customers with the most reliable, cost-effective service while maintaining a clear focus on the financial interests of its shareholders.

Derivative Instruments and Hedging Activities

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company will be required to recognize derivatives as defined by SFAS No. 133 on the balance sheet at fair value. The Company is evaluating the impact of adopting SFAS No. 133 on its results of operations and financial position which will be completed during the year 2000. Accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether the instrument meets the requirements for designation as a hedge. The Company expects to adopt SFAS No. 133 no later than January 1, 2001.